FOR IMMEDIATE RELEASE
January 16, 2018

HERITAGE FINANCIAL CORPORATION ANNOUNCES
COMPLETION OF ACQUISITION OF PUGET SOUND BANCORP

Olympia, WA / January 16, 2018 / PR Newswire / - (NASDAQ:HFWA) Heritage Financial Corporation (“Heritage”), the parent company of Heritage Bank, announced that effective January 16, 2018, it completed its previously announced acquisition of Puget Sound Bancorp, Inc. (“Puget Sound”), Bellevue, Washington and the merger of Puget Sound Bank, the bank subsidiary of Puget Sound, into Heritage Bank.

Brian L. Vance, Chief Executive Officer of Heritage and Heritage Bank, stated, “We are fortunate to have the opportunity to partner with Puget Sound Bank, located in Bellevue, Washington, which is one of the fastest growing markets in the Northwest and expands our presence in King County. We are very pleased to welcome Puget Sound’s customers and employees to Heritage Bank and look forward to continuing to provide quality services and opportunities to them.”

Heritage will issue an aggregate of 4,112,347 shares of its common stock in the transaction. Under the terms of the merger agreement, the exchange ratio has been computed based on the closing prices of Heritage’s common stock for a period prior to closing and as a result shareholders of Puget Sound immediately prior to the merger will receive 1.1688 shares of Heritage’s common stock with cash to be paid in lieu of any fractional shares.  Puget Sound shareholders will receive information shortly on how to exchange their Puget Sound shares for Heritage shares.

“We are also pleased to welcome Stephen A. Dennis to the Boards of Directors of Heritage and Heritage Bank”, said Brian Charneski, Chairman of the Boards. “He was a founding member of the Puget Sound Board of Directors and has extensive leadership experience and business acumen. He is also actively involved in the community and appreciates the importance of community banking relationships. Mr. Dennis received his undergraduate degree in construction management from the University of Washington and an MBA from the University of Colorado."

About Heritage
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 60 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Heritage expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of Heritage Financial Corporation, particularly the Form S-4 and its Form 10-K for the year ended December 31, 2016, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. Specific risks in this press release include among other things: the expected cost savings, synergies and other financial benefits from the merger with Puget Sound might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected.

Contact
Brian L. Vance, Chief Executive Officer, (360) 943-1500